UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2010

TEXADA VENTURES INC.

(Exact name of registrant as specified in its charter)

Nevada	000-51563	98-0374224
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11616 East Montgomery Drive, No. 54, Spokane Valley, Washington 99206

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (509) 301-6635

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD.

On February 23, 2010, the Registrant issued a press release announcing the entry into a term sheet with Diamond Industry Associates Ltd. A copy of the press release is attached to this report as Exhibit 99.1. In accordance with General Instruction B.2 of Form 8-K, the information set forth herein and in the press release is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended. The information set forth in Item 7.01 of this report shall not be deemed an admission as to the materiality of any information in this report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 8.01.	Other Events.

On February 17, 2010, the Registrant entered into a term sheet, dated effective February 15, 2010 (the “Term Sheet”), by and among the Registrant and Diamond Industry Associates Ltd. (“DIA”) which details the general terms and conditions pursuant to which the Registrant will acquire 100% of DIA’s issued and outstanding share capital, or, alternatively, all the assets and contractual obligations of DIA (the “Acquisition”) through the issuance of shares of common stock of the Registrant equal to 60% of the issued and outstanding voting stock of the Registrant (in aggregate) after giving effect to the private placement financing (as detailed below) and the Acquisition. The Acquisition is subject to completion of a definitive agreement and customary terms and conditions.

As part of the Acquisition, the Registrant will use its commercially reasonable efforts to conclude a financing to raise $3.0 million through the issuance of shares of common stock of the Registrant on a private placement basis.

The Board of Directors of the Registrant following the Acquisition is anticipated to consist of 5 members (2 designated by the Registrant and 3 designated by DIA), however, other structures are being discussed and may be reflected in the definitive agreement.

The Registrant has agreed to be responsible for all of DIA’s documented expenditures incurred in connection with the transactions contemplated in the Term Sheet and reasonable legal costs incurred by DIA for independent legal advice on the nature and content of the definitive agreement. DIA shall obtain pre-approval for any expenditures over $5,000 and aggregate expenditures in excess of $10,000.

The Term Sheet may be terminated by either party if the closing conditions set forth therein are not satisfied on or before May 30, 2010; provided that the terminating party acted in good faith and has not breached the terms of the term sheet. The Term Sheet may be terminated by DIA if the Registrant has not provided DIA satisfactory evidence of financial commitments to raise at least $3 million on or before May 30, 2010; provided that DIA has acted in good faith and has not breached the terms of the term sheet.

The Term Sheet provides that the definitive agreement will provide covenants by each party not to discuss a sale of their respective entities or assets with another party, except to the extent reasonably necessary in connection with the private placement financing (as discussed above) or any interim financing as permitted in the Term Sheet.

Except for provisions above related to transaction expenses, termination and exclusivity, and standard provisions relating to due diligence access of the parties, confidentiality and governing law, the Term Sheet is non-binding on the parties.

Item 9.01 Exhibits

99.1	Press Release dated February 23, 2010*

*The Exhibit relating to Item 7.01 is intended to be furnished to, not filed with, the SEC pursuant to Regulation FD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEXADA VENTURES INC.
February 23, 2010	By: /s/ Ted R. Sharp Ted R. Sharp Chief Financial Officer

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